Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

December 31, 2022

    Lumen Technologies, Inc. (“Lumen”, the “Company”, “we” or “us”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”): (i) Common Stock, par value $1.00 per share (“Common Stock”), and (ii) Series CC Junior Participating Preferred Stock Purchase Rights (“Purchase Rights”), both of which are listed on The New York Stock Exchange.

DESCRIPTION OF COMMON STOCK

    The following is a summary description of the rights of the holders of the Common Stock and related provisions of the Company’s Articles of Incorporation, as amended and restated (the “Articles”), and bylaws, as amended and restated (the “Bylaws”), and applicable Louisiana law. This summary is intended to provide a general description only, does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the Articles, Bylaws and applicable Louisiana law.

General

Lumen is currently authorized under its Articles to issue an aggregate 2.202 billion shares of capital stock, consisting of 2.200 billion shares of Common Stock, $1.00 par value per share, and 2 million shares of preferred stock, $25.00 par value per share. All of the outstanding capital stock of the Company is fully paid and non-assessable.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available therefor, subject to the preferences applicable to any outstanding preferred stock.

No Preemptive, Redemption or Conversion Rights

The Common Stock is not redeemable, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of Lumen.

Voting Rights

Under the Articles, each share of Common Stock entitles the holder thereof to one vote per share in all elections of directors and on all other matters duly submitted to shareholders for their vote or consent. Holders of our Common Stock do not have cumulative voting rights.

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Liquidation, Dissolution or Similar Rights

In the event we liquidate, dissolve or wind up our affairs, holders of our Common Stock would be entitled to receive ratably all of our assets remaining after satisfying the preferences of our creditors and the holders of any outstanding preferred stock.

Certain Provisions Affecting Takeovers

Provisions of the Articles and Bylaws may delay or discourage transactions involving an actual or potential change of control in the Company or its management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that the Company’s shareholders might otherwise deem to be in their best interests. Among other things:

•Our Articles provide that shareholder action may only be taken at an annual or special meeting of shareholders and may not be taken by written consent of the shareholders.

•Under our Articles, the shareholders may remove any director or the entire board of directors, only for cause, at any meeting of the shareholders called for such purpose, by the affirmative vote of (i) a majority of the total voting power of all shareholders and (ii) at any time there is a related person (as defined in the Articles), a majority of the total voting power of all shareholders other than the related person, voting as a separate group.

•Pursuant to our Articles, vacancies on our board may be filled only by the board of directors by a vote of both a majority of the directors then in office and a majority of the continuing directors (as defined in the Articles) voting as a separate group.

•Under our Articles, the number of authorized directors may not be increased or decreased without, among other things, the approval of both 80% of the directors then in office and a majority of the continuing directors voting as a separate group.

•Our Articles contain “fair price” provisions designed to provide supermajority vote and other safeguards for our shareholders when related persons attempt to effect a business combination with us, unless the business combination is approved in advance by the directors or satisfies various minimum price, consideration and procedural requirements, in each case as set forth in the Articles.

•Our board of directors is required by our Articles to consider particular factors enumerated therein when evaluating a business combination, tender or exchange offer or a proposal by another person to make a tender or exchange offer.

•Our Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to other matters to be brought before a meeting of our shareholders.

•Our Articles and applicable Louisiana law restrict the ability of the shareholders to call special shareholder’s meetings.

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•Various provisions of our Articles may not be amended except upon the affirmative vote of both 80% of the total voting power of all shareholders and two-thirds of the total voting power of shareholders, other than a related person, present or represented at a shareholders’ meeting, voting as a separate group.

•Our Bylaws may be adopted, amended or repealed and new bylaws may be adopted by either a majority of our directors and a majority of our continuing directors, voting as a separate group; or the holders of at least 80% of the total voting power of all shareholders and two-thirds of the total voting power of shareholders, other than a related person, present or duly represented at a shareholders’ meeting, voting as a separate group.

•Our board of directors is authorized, without action of the shareholders, to issue (i) additional shares of Common Stock, subject to certain limitations under the New York Stock Exchange listing standards and the Louisiana Business Corporation Act, and (ii) additional shares of preferred stock with rights and preferences designated by the board of directors, which could include terms adversely affecting the rights of holders of the Common Stock.

In addition, certain federal foreign ownership limitations and provisions in our debt instruments could potentially discourage certain change of control transactions.

Additional Information

As of December 31, 2022, Lumen had outstanding 7,018 shares of 5% Cumulative Convertible Series L Preferred Stock that entitles the holders to certain preferential liquidation and other rights and to cast one vote per share, together with holders of the Common Stock, on all matters duly submitted to a vote of shareholders. For additional information on the matters summarized above, see our Registration Statement on Form 8-A/A filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 2, 2015. Our Articles and Bylaws are filed as exhibits to our accompanying Annual Report on Form 10-K.

DESCRIPTION OF SERIES CC JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS

General

On February 13, 2019, we entered into a Section 382 Rights Agreement by and between the Company and Computershare, Inc., as rights agent (the “Rights Agent”). On May 9, 2019, the Company and the Rights Agent amended and restated the Section 382 Rights Agreement (as so amended and restated, the “NOL Rights Plan”). On November 20, 2020, the Company and the Rights Agent entered into that certain First Amendment effective as of December 1, 2020 (the “First Amendment”) to the Company’s NOL Rights Plan.

We adopted the NOL Rights Plan to diminish the risk that we could experience an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986 (as amended, the “Code”), which could substantially limit our ability to use our net operating loss carryover (collectively, the “NOLs”) to reduce anticipated future tax liabilities. The First Amendment, among other things, extended the NOL Rights Plan’s expiration date through December 1, 2023 to protect the Company’s NOLs.

Pursuant to the NOL Rights Plan, the Company’s board of directors declared a dividend of one preferred share purchase right (each, a “Right”) for each outstanding share of Common Stock. The dividend was distributed to shareholders of record as of the close of business on February 25, 2019.
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On May 22, 2019, Lumen’s shareholders ratified the NOL Rights Plan, and on May 19 2021, Lumen’s shareholders ratified the first amendment.

The following is a summary description of the Rights and the other material terms and conditions of the NOL Rights Plan, as amended by the First Amendment. This summary is intended to provide a general description only, does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the complete text of the NOL Rights Plan and the First Amendment. All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the NOL Rights Plan, as amended by the First Amendment.

Applicability of NOL Rights Plan

Under the NOL Rights Plan, since February 25, 2019, each share of our Common Stock has carried with it one Right until the Distribution Date (as defined below) or the earlier expiration of the Rights, as described below. Shareholders who owned 4.9% or more of the outstanding Common Stock as of the close of business on February 13, 2019, will not trigger the Rights so long as they do not (i) acquire additional shares of Common Stock representing one-half of one percent (0.5%) or more of the shares of Common Stock outstanding at the time of such acquisition or (ii) fall under 4.9% ownership of Common Stock and then re-acquire shares that in the aggregate equal 4.9% or more of the Common Stock. A person will not trigger the Rights solely as a result of any transaction that the board of directors determines, in its sole discretion, is an exempt transaction for purposes of triggering the Rights. To the Company’s knowledge, STT Crossing Ltd. was the only holder of 5.0% or more of the Company’s outstanding shares of Common Stock on February 13, 2019, for purposes of Section 382 of the Code. The NOL Rights Plan permits STT Crossing Ltd. and its affiliates to acquire additional shares of Common Stock subject to certain conditions and restrictions, and to transfer such shares among themselves.

The Company’s board of directors may, in its sole discretion prior to the Distribution Date, exempt any person or group for purposes of the NOL Rights Plan if it determines the acquisition by such person or group will not jeopardize tax benefits or is otherwise in the Company’s best interests. Any person that acquires shares of Common Stock in violation of these limitations is known as an “Acquiring Person.” Notwithstanding the foregoing, a Person shall not be an “Acquiring Person” if the Independent Directors (as defined in the NOL Rights Plan) determines at any time that a Person who would otherwise be an “Acquiring Person” has become such without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Independent Directors determine is reasonable) a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the NOL Rights Plan.

The Rights

From the record date of February 25, 2019 until the Distribution Date or earlier expiration of the Rights, the Rights will trade with, and be inseparable from, the Common Stock. New Rights will also accompany any new shares of Common Stock that are issued after February 13, 2019, until the Distribution Date or earlier expiration of the Rights.

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Exercise Price

Each Right will allow its holder to purchase from the Company one ten-thousandth of a share of Series CC Junior Participating Preferred Stock (“Preferred Share”) for $28, subject to adjustment (the “Exercise Price”), once the Rights become exercisable. This fraction of a Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one share of Common Stock. Prior to exercise, each Right does not give its holder any dividend, voting or liquidation rights.

Exercisability

The Rights will not be exercisable until 10 business days (as may be extended in the discretion of the Independent Directors) after the public announcement that a person or group has become an Acquiring Person unless the NOL rights Plan is theretofore terminated or the Rights are theretofore redeemed (as described below).

We refer to the date when the Rights become exercisable as the “Distribution Date.” Until that date or earlier expiration of the Rights, the Common Stock certificates will also evidence the Rights, and any transfer of shares of Common Stock will constitute a transfer of Rights. After that date, the Rights will separate from the Common Stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of Common Stock. Any Rights held by an Acquiring Person, or any Affiliates or Associates of the Acquiring Person, are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person

If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person, or any Affiliates or Associates of the Acquiring Person, may, upon payment of the Exercise Price, purchase shares of our Common Stock with a market value of twice the Exercise Price, based on the “current per share market price” of the Common Stock (as defined in the NOL Rights Plan) on the date of the acquisition that resulted in such person or group becoming an Acquiring Person.

Exchange

After a person or group becomes an Acquiring Person, our Independent Directors in their sole discretion may extinguish the Rights by exchanging one share of Common Stock or an equivalent security for each Right, other than Rights held by the Acquiring Person or any Affiliates or Associates of the Acquiring Person.

Preferred Share Provisions

Each one ten-thousandth of a Preferred Share, if issued:

•will not be redeemable;

•will entitle holders to dividends equal to the dividends, if any, paid on one share of Common Stock;

•will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of Common Stock, whichever is greater;

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•will vote together with the Common Stock as one class on all matters submitted to a vote of shareholders of the Company and will have the same voting power as one share of Common Stock, except as otherwise provided by law; and

•will entitle holders to a per share payment equal to the payment made on one share of Common Stock, if shares of our Common Stock are exchanged via merger, consolidation, or a similar transaction.

The value of each one ten-thousandth interest in a Preferred Share, upon issuance, is expected to approximate the value of one share of Common Stock.

Expiration

The Rights will expire on the earliest of (i) December 1, 2023, (ii) the time at which the Rights are redeemed, (iii) the time at which the Rights are exchanged, or (iv) the time at which the Company’s board of directors makes certain specified determinations that the NOLs are no longer necessary or in the best interests of the Company and its shareholders.

Redemption

Our board of directors may redeem the Rights for $0.0001 per Right at any time before the Distribution Date. If our board of directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.0001 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our Common Stock.

Anti-Dilution Provisions

Our board of directors may adjust the Exercise Price, the number of Preferred Shares issuable per Right and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Preferred Shares or Common Stock.

Amendments

The terms of the NOL Rights Plan may be amended by our board of directors without the consent of the holders of the Rights, including to effect additional extensions of the expiration date of the Rights in the future. After any Distribution Date, our board of directors may not amend the agreement in a way that adversely affects holders of the Rights (other than an Acquiring Person, or an Affiliate or Associate of an Acquiring Person).

Additional Information

For additional information on the NOL Rights Plan, see our Registration Statement on Form 8-A filed with the SEC on March 11, 2019, as amended by the Form 8-A/A filed with the SEC on November 27, 2020. The NOL Rights Plan and the First Amendment are filed as exhibits to our accompanying Annual Report on Form 10-K.

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